        Execution Version

AMENDMENT TO WARRANT AGREEMENT

    This Amendment, dated as of May 23, 2022 (this “Amendment”), to that certain Warrant Agreement, dated as of February 23, 2017 (the “Warrant Agreement”), between Preferred Apartment Communities, Inc., a Maryland corporation (the “Company”), and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly-owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively as warrant agent (together with Computershare and their respective successors and assigns, the “Warrant Agent”), is made by and between the Company and the Warrant Agent. Capitalized terms used and not defined herein shall have the meaning ascribed thereto in the Warrant Agreement.

    WHEREAS, the Company and the Warrant Agent previously entered into the Warrant Agreement;

    WHEREAS, the Company previously entered into that certain Agreement and Plan of Merger, dated as of February 16, 2022 (as it may be amended or supplemented from time to time, the “Merger Agreement”), between Pike Parent LLC, a Delaware limited liability company (“Parent”), Pike Merger Sub I LLC, a wholly owned subsidiary of Parent and a Delaware limited liability company (“Merger Sub I”), Pike Merger Sub II LLC, a Delaware limited liability company, Pike Merger Sub III LLC, a Delaware limited liability company, the Company, Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, and PAC Operations, LLC, a Delaware limited liability company, which provides for the merger (the “Company Merger”) of the Company with and into Merger Sub I, with Merger Sub I surviving the Company Merger, subject to the terms and conditions set forth in the Merger Agreement;

    WHEREAS, pursuant to, and subject to the terms and conditions set forth in the Merger Agreement, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Company Merger (the “Company Merger Effective Time”), other than shares of Company Common Stock owned by the Company, Parent or any subsidiaries of Parent or the Company, shall be automatically converted into the right to receive $25.00 in cash, without interest, as may be adjusted pursuant to the Merger Agreement; and

    WHEREAS, in accordance with Section 17 of the Warrant Agreement, the Company and the Warrant Agent desire to amend the Warrant Agreement as set forth herein to clarify the operation of the provisions of the Warrant Agreement at and following the Company Merger Effective Time.

    NOW, THEREFORE, in consideration of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Amendment to the Warrant Agreement. Conditioned upon the occurrence of the closing of the Company Merger pursuant to the Merger Agreement, the following is hereby added as a new paragraph (d) of Section 7 of the Warrant Agreement:

(d)    Notwithstanding any provision of this Agreement or the Global Warrant Certificate to the contrary, if any Warrant is exercised prior to the Expiration Date and (A) at or after the effective time (the “Company Merger Effective Time”) of the merger of the Company with and into Pike Merger Sub I LLC, a Delaware limited liability company (“Merger Sub I”), pursuant to the

Agreement and Plan of Merger, dated as of February 16, 2022, by and among the Company, Pike Parent LLC, a Delaware limited liability company, Merger Sub I, Pike Merger Sub II LLC, a Delaware limited liability company, Pike Merger Sub III LLC, a Delaware limited liability company, Preferred Apartment Communities Operating Partnership, L.P., a Delaware limited partnership, and PAC Operations, LLC, as it may be amended or supplemented from time to time (the “Merger Agreement”), or (B) prior to the Company Merger Effective Time but shares of Company Common Stock have not been issued or otherwise delivered therefor prior to the Company Merger Effective Time, then, in each case, the holder of such Warrant shall be entitled to receive only cash in the amount of the Common Stock Consideration (as defined in the Merger Agreement) which, if such Warrant had been so exercised by such holder and the Company Common Stock in respect of such exercise had been issued and delivered, in each case immediately prior to the Company Merger Effective Time, such holder would have been entitled to receive pursuant to the Merger Agreement in respect of the shares of Company Common Stock that would have been issued in respect of such exercise, less the applicable Exercise Price for such Warrant. For the avoidance of doubt, in no event shall any shares of Company Common Stock be issued or issuable pursuant to this Agreement or any Global Warrant Certificate at or after the Company Merger Effective Time.

2.Notice. No further notice to the Warrant Agent is required pursuant to the Warrant Agreement in connection with this Amendment.

3.Miscellaneous. Except to the extent specifically modified hereby, all terms of the Warrant Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this Amendment as if it formed a part of the Warrant Agreement. This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, electronic delivery or otherwise) to the other parties. This Amendment, and all claims or causes of action that may be based upon, arise out of or relate to this Amendment, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC.

By:    /s/ Thomas Borbely
    Name: Thomas Borbely
    Title: Senior Manager, Corporate Actions

[Signature Page to Warrant Amendment]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

PREFERRED APARTMENT COMMUNITIES, INC.

By:    /s/ Jeffrey R. Sprain
Name: Jeffrey R. Sprain
Title: Executive Vice President, General Counsel and Secretary

[Signature Page to Warrant Amendment]